Exhibit 10.2

Execution

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) is the type that the registrant customarily and actually treats as private or confidential.

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amended and Restated Agreement”) by and among Watermark Lodging Trust, Inc., a Maryland real estate investment trust f/k/a Carey Watermark Investors 2 Incorporated (the “Employer”), and Michael G. Medzigian (the “Executive”), executed on June 21, 2022 (the “Effective Date”).

WHEREAS, the Employer and the Executive desire to amend and restate that certain Employment Agreement between the Employer and the Executive, dated October 22, 2019 (the “Prior Employment Agreement”); and

WHEREAS, the Employer is desirous of employing the Executive on the terms and conditions, and for the consideration, hereinafter set forth, and the Executive is desirous of being employed by the Employer on such terms and conditions and for such consideration, in each case commencing on the Effective Date; and

WHEREAS, this Amended and Restated Agreement supersedes in its entirety the Prior Employment Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.              Term. The Employer hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Employer, subject to the terms and conditions of this Amended and Restated Agreement, for the period commencing on the Effective Date and ending on April 13, 2024 (the “Initial Term”), unless previously terminated in accordance with the provisions of Section 3 hereof; provided, however, that the term of the Executive’s employment hereunder shall continue for one (1) year renewal periods thereafter (each, an “Additional Term”), unless, at least six (6) months prior to the scheduled expiration date of the Initial Term or any Additional Term, either the Executive notifies the Employer, or the Employer notifies the Executive, in writing of its decision not to continue the term of the Executive’s employment hereunder (a “Non-Renewal Notice”). The Initial Term along with any Additional Term shall be referred to herein as the “Employment Period.”

2.              Terms of Employment.

(a)              Position and Duties.

(i)              The Executive shall serve as Chief Executive Officer of the Employer and shall perform customary and appropriate duties as may be reasonably assigned to the Executive from time to time by the Board of Directors of the Employer (the “Board”). The Executive shall have such responsibilities, power and authority as those normally associated with the position of Chief Executive Officer of public companies of a similar stature to the Employer. The Executive shall report solely and directly to the Board. The Executive shall serve on the Board on the Effective Date, and shall be nominated for reelection to the Board at each subsequent meeting of the Employer’s shareholders occurring during the Employment Period at which the Executive’s Board seat is up for election. The Executive shall serve as Chairman of the Board until he is replaced as Chairman by the affirmative vote of a majority of the Board (without the Executive voting). The Executive’s service on the Board shall be without compensation other than that herein provided. Unless otherwise requested by a majority of the Board (other than the Executive), upon the cessation of the Executive’s employment with the Employer for any reason, the Executive shall resign from the Board.

(ii)              During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote his exclusive and full professional time and attention to the business and affairs of the Employer and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities at reasonably appropriate locations. Notwithstanding the foregoing, during the Employment Period, it shall not be a violation of this Amended and Restated Agreement for the Executive (A) to serve on civic, industry or charitable boards or committees, or to deliver lectures, fulfill speaking engagements or teach at educational institutions and manage personal investments, (B) to serve on up to one (1) non-conflicting outside boards, so long as such activities do not interfere with the performance of the Executive’s responsibilities in accordance with this Amended and Restated Agreement or violate Section 7 of this Amended and Restated Agreement, (C) to perform his obligations under the Commitment Agreement dated as of October 1, 2019, among Watermark Capital Partners, LLC (“Watermark Capital”), Carey Watermark Investors Incorporated, the Employer and the Executive, and (D) perform as asset manager under the Asset Manager Agreement, dated December 1, 2009, as amended, between Hotel Operator (MN) TRS 16-87 Inc. and Watermark Capital and the Asset Management Agreement, dated October 3, 2017, between Shelbourne Operating Associates LLC and Watermark.

(b)           Compensation.

(i)              Base Salary. During the Employment Period, the Executive shall receive from the Employer an annual base salary (“Annual Base Salary”) of $775,000. The Annual Base Salary shall be reviewed at least annually for increase (but not decrease) by the Compensation Committee of the Board (the “Committee”) pursuant to its normal performance review policies for senior executives. The Committee may, but shall not be required to, increase the Annual Base Salary at any time for any reason and the term “Annual Base Salary” as utilized in this Amended and Restated Agreement shall refer to the Annual Base Salary as increased from time to time. The Annual Base Salary shall be paid at such intervals as the Employer pays executives’ salaries generally.

(ii)              Annual Bonus. The Executive shall be paid an annual cash performance bonus (an “Annual Bonus”) in respect of each calendar year or portion thereof that ends during the Employment Term, to the extent earned based on achievement of corporate and individual performance. The performance goals for any particular calendar year shall be determined by the Committee in consultation with the Executive no later than ninety (90) days after the commencement of such calendar year. The Executive’s “target” Annual Bonus for a calendar year shall equal 150% of his Annual Base Salary (the “Target Bonus”) if target levels of performance for that year are achieved, with greater or lesser amounts (including zero) paid for performance above and below target. The Executive’s Annual Bonus for a calendar year shall be determined by the Committee after the end of the calendar year and shall be paid to the Executive when annual bonuses for that year are paid to other senior executives of the Employer generally, but in no event later than March 15 of the following calendar year. The Annual Bonus for the first and last years of the Employment Period shall be pro rata.

(iii)            Long-Term Awards. On April 13, 2020 (the “Initial Effective Date”), the Employer granted to the Executive unvested restricted stock units ("RSUs") of its common stock with a value based on the most recent NAV equal to $6 million (the “Initial Equity Grant”), pursuant to such terms as are set forth in an equity grant agreement attached hereto as Exhibit A. The Initial Equity Grant is eligible to vest 25% per year on each anniversary of the date of grant. On each anniversary of the date of grant, 75% of the 25% shall vest with regard to time only (“Time-Vesting RSUs”), and 25% of the 25% shall vest with regard to time only unless the Board determines in its sole discretion based on the Employer’s and/or Executive’s performance that such portion (or a portion thereof) of the award should not vest (and such portion which does not vest shall be forfeited for no consideration) (“Discretionary RSUs”). The Executive shall be paid dividend equivalents with respect to unvested Time-Vesting RSUs and unvested Discretionary RSUs upon vesting in connection with any dividends paid with respect to shares of the Employer’s common stock during the vesting period. The Executive became eligible for and received other equity awards after the date of grant of the Initial Equity Grant.

(iv)            Benefits. During the Employment Period, the Executive shall be entitled to participate in all executive and employee benefit plans and programs of the Employer, including, but not limited to term life insurance, long-term disability insurance, health, life and disability insurance, and 401(k), on the same basis as provided generally to other senior executives of the Employer. Employer reserves the right to amend or cancel any such plan or program in its sole discretion, subject to the terms of such plan or program and applicable law.

(v)            Vacation. During the Employment Period, the Executive shall be entitled to receive annual paid vacation in accordance with the Employer’s policies, but not less than five weeks per year. No more than five unused vacation days (including days carried over from the prior year) may accrue and carry over from one year to the next.

(vi)            Indemnification; Insurance. The indemnification agreement dated as of February 9, 2015 by and between the Employer and the Executive is in full force and effect. The indemnification agreement dated as of February 9, 2015 by and between the Employer and CWA2, LLC is in full force and effect. In addition, the Employer agrees to continue and maintain, at the Employer’s expense, a directors’ and officers’ liability insurance policy covering Executive both during and, while potential liability exists, after the Employment Period throughout all applicable limitations periods that is no less favorable to the Executive than the policy covering active employees, directors and senior officers of the Employer.

(vii)           Expenses. During the Employment Period, the Executive shall be entitled to receive from the Employer prompt reimbursement for all reasonable business expenses incurred by the Executive consistent with his roles and responsibilities and in accordance with the Employer’s policies.

3.              Termination of Employment.

(a)            Death or Disability. The Executive’s employment and the Employment Period shall terminate automatically upon the Executive’s death during the Employment Period. If the Employer determines in good faith that the Disability (as defined below) of the Executive has occurred during the Employment Period, it may provide the Executive with written notice in accordance with Section 10(b) of this Amended and Restated Agreement of its intention to terminate the Executive’s employment. In such event, the Executive’s employment with the Employer and the Employment Period shall terminate effective on the thirtieth (30th) day after receipt of such notice by the Executive (the “Disability Effective Date”). For purposes of this Amended and Restated Agreement, “Disability” shall mean the inability of the Executive to perform the Executive’s duties with the Employer on a full-time basis for three (3) consecutive months or one hundred twenty (120) days within any twelve (12) month period as a result of a physical, mental or psychological incapacity or impairment.

(b)           Cause. The Employer may terminate the Executive’s employment and the Employment Period either with or without Cause. For purposes of this Amended and Restated Agreement, “Cause” shall mean:

(i)              The Executive’s willful failure to perform the Executive’s duties with the Employer after receipt of a Notice (as defined below) requesting such performance has been given in accordance with the procedures and time periods described below;

(ii)             Willful misconduct by the Executive in connection with his performance of services for the Employer;

(iii)             A material breach by the Executive of this Amended and Restated Agreement;

(iv)            Substance abuse by the Executive that continues after receiving Notice given in accordance with the procedures and time periods described below;

(v)            Disqualification of the Executive by a governmental agency from serving as an officer or director of the Employer or any of its affiliates; or

(vi)           The Executive’s conviction of, or entry of a plea of guilty or nolo contendere with respect to, a felony crime or a crime or misdemeanor involving fraud, embezzlement, or moral turpitude;

provided, however, that no act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Employer; provided, further, that the actions in (iii) above will not be considered Cause unless the Executive has failed to cure such actions (if curable) within thirty (30) days of receiving written notice specifying with particularity the events giving rise to Cause and such actions will not be considered Cause unless the Employer provides such written notice within ninety (90) days of the full Board (excluding the Executive, if applicable at the time of such notice) having knowledge of the relevant action (a “Notice”). The Executive will not be deemed to be discharged for Cause unless and until there is delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two thirds (2/3) of the entire membership of the Board (excluding the Executive, if he is then a member of the Board), at a meeting called and duly held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive and the Executive’s counsel to be heard before the Board), finding that the Executive is guilty of the conduct set forth above and specifying the particulars thereof in detail and authorizing the issuance of a Notice of Termination as defined below.

(c)             Good Reason. The Executive’s employment and the Employment Period may be terminated by the Executive for Good Reason. “Good Reason” means the occurrence of any one of the following events without the prior written consent of the Executive:

(i)              The removal of the Executive from the position of Chief Executive Officer of the Employer;

(ii)             A material diminution of, or material reduction or material adverse alteration in, the Executive’s duties or responsibilities (which for the avoidance of doubt does not include replacing the Executive as Chairman pursuant to Section 2(a)(i)), or the Board’s assignment to the Executive of duties, responsibilities or reporting requirements that are materially inconsistent with his positions (which for the avoidance of doubt is not deemed to occur solely due to the Employer’s ceasing to be a publicly traded company upon the Closing (as defined below));

(iii)            The failure to nominate the Executive for election to the Board at any meeting of shareholders during the Employment Period at which the Executive’s Board seat is up for election;

(iv)            A material reduction of the Executive’s Annual Base Salary or Target Bonus;

(v)            [Intentionally omitted];

(vi)           The Employer changes the Employer’s headquarters to a location more than 30 miles from its headquarters location on the Effective Date or requires Executive to relocate outside of Chicago, Illinois without his consent; or

(vii)          The Employer materially breaches this Amended and Restated Agreement;

provided, however, that the actions in (i) through (vii) above will not be considered Good Reason unless the Executive shall describe the basis for the occurrence of the Good Reason event in reasonable detail in a Notice of Termination (as defined below) provided to the Employer in writing within ninety (90) days of the Executive’s knowledge of the actions giving rise to the Good Reason, the Employer has failed to cure such actions within thirty (30) days of receiving such Notice of Termination (and if the Employer does effect a cure within that period, such Notice of Termination shall be ineffective) and the Executive terminates employment for Good Reason not later than ninety (90) days following the last day of the applicable cure period.

(d)             Retirement. The Executive’s employment shall terminate if he retires from the Employer at or after his 65th birthday.

(e)             Expiration of the Employment Period. The Executive’s employment shall terminate upon the expiration of the Employment Period pursuant to Section 1.

(f)             Termination During Window Period. The Executive’s employment and the Employment Period may be terminated by the Executive without Good Reason within the thirty (30) days immediately following the ninety (90) day anniversary of the Closing Date pursuant to the Merger Agreement (such thirty (30) day period (the “Window Period”). The terms “Change in Control,” “Closing Date,” and “Merger Agreement” shall each have the definition set forth in the Watermark Lodging Trust, Inc. Amended and Restated Employee Retention and Severance Plan, dated June 17, 2022.

(g)             Notice of Termination. Any termination of employment by the Employer or the Executive during the Employment Period shall be communicated by a Notice of Termination (as defined below) to the other party hereto given in accordance with Section 10(b) of this Amended and Restated Agreement. For purposes of this Amended and Restated Agreement, a “Notice of Termination” shall mean a written notice that (i) indicates the termination provision in this Amended and Restated Agreement relied upon and (ii) specifies the Date of Termination (as defined below) if other than the date of receipt of such notice. The failure by the Employer or the Executive to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of the Employer or the Executive, respectively, hereunder or preclude the Employer or the Executive, respectively, from asserting such fact or circumstance in enforcing the Employer’s or the Executive’s rights hereunder within the applicable time period set forth in this Amended and Restated Agreement.

(h)             Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Employer for Cause or other than for Cause, the date of receipt of the Notice of Termination or any later date specified therein (which date shall not be more than thirty (30) days after the giving of such notice), (ii) if the Executive’s employment is terminated by reason of death or by the Employer for Disability, the date of death of the Executive or the Disability Effective Date, as the case may be, (iii) if the Executive resigns with or without Good Reason (including pursuant to Section 3(f)), thirty (30) days from the date of the Employer’s receipt of the Notice of Termination, subject to the Employer’s right to cure in the case of a resignation for Good Reason, and for the avoidance of doubt, in the case of a termination pursuant to Section 3(f), the Executive shall be entitled to provide the Notice of Termination in advance of the start of the Window Period so that the applicable termination of employment can occur during the Window Period), and (iv) if the Executive’s employment is terminated at the expiration of the Employment Period pursuant to Section 1, the last day of the Employment Period.

4.              Obligations of the Employer upon Termination.

(a)            By the Employer Other Than for Cause, Death or Disability; By the Executive for Good Reason or Pursuant to Section 3(f); or Upon Expiration of the Term Following Employer Non-Renewal. Subject to Section 5, if, (i) during the Employment Period, (x) the Employer shall terminate the Executive’s employment other than for Cause, death or Disability, or (y) the Executive shall terminate employment for Good Reason or without Good Reason pursuant to Section 3(f), or (ii) the Term expires following the Employer’s issuance of a Notice of Non-Renewal under Section 1, the Employer shall pay to the Executive the following amounts:

(i)            a lump sum cash payment within thirty (30) days after the Date of Termination equal to the aggregate of the following amounts: (1) the Executive’s accrued and unpaid Annual Base Salary and accrued vacation pay through the Date of Termination, (2) the Executive’s accrued Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs if such bonus has not been paid as of the Date of Termination, and (3) the Executive’s business expenses that have not been reimbursed by the Employer as of the Date of Termination that were incurred by the Executive prior to the Date of Termination in accordance with the applicable Employer policy (the sum of the amounts described in clauses (1) through (3) shall be hereinafter referred to as the “Accrued Obligations”); and

(ii)            subject to the Executive’s compliance with Section 7 hereof and the Executive’s delivery (and non-revocation) of an executed release of claims in favor of the Employer in substantially the form attached hereto as Exhibit B (the “Release”), which Release must be delivered to the Employer not later than twenty-two (22) days after the Date of Termination, the Employer shall pay or provide to the Executive the following:

(A)              an amount equal to two (2) times the sum of (X) the Executive’s Annual Base Salary as of the Date of Termination and (Y) the greater of (x) the Executive’s average Annual Bonus for the two fiscal years preceding the fiscal year in which the Date of Termination occurs (or the Annual Bonus for the preceding fiscal year if the Date of Termination occurs prior to the second anniversary of the Effective Date) (the “Average Annual Bonus”), or (y) the Executive’s Target Bonus for the fiscal year in the which the Date of Termination occurs, paid in accordance with the Employer’s regular payroll schedule for twenty four (24) months following the Date of Termination, with the first payment commencing in a single lump sum on the first payroll date occurring on or after the thirtieth (30th) day after the Date of Termination; and

(B)              One half of the RSUs, common stock or partnership interests subject to unvested LTIP Awards that vest solely on the basis of time without regard to Board discretion shall fully vest immediately (the “LTIP Vesting”); and

(C)              For eighteen (18) months following such termination, the Employer shall provide the Executive and Executive’s spouse and eligible dependents with medical and dental insurance coverage no less favorable than those provided to active employees of the Employer (the “Health Care Benefit”); provided, however, that the Executive shall pay the cost of such coverage in an amount equal to the amount paid by active employees of the Employer for similar coverage; provided, further, however, that if the Executive becomes re-employed with another employer and is entitled to receive health care benefits under another employer-provided plan, the Health Care Benefits shall cease. The benefits provided pursuant to this Section 4(a)(ii) will run concurrent with coverage required to be provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). The Executive shall be solely responsible for any taxes incurred in respect of such coverage; provided, further, that the Employer may modify the continuation coverage contemplated by this Section 4(a)(ii) to the extent reasonably necessary to avoid the imposition of any excise taxes on the Employer for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and

(iii)          Provided that the Executive is no longer a member of the Board, any transfer restrictions and lock-ups on the Executive’s securities of the Employer or its affiliates shall expire immediately upon the Date of Termination without Cause or for Good Reason; and

(iv)          To the extent not theretofore provided, the Employer shall timely provide to the Executive any other employee benefits required to be provided under any employee benefit plan of the Employer (such other benefits shall be hereinafter referred to as the “Other Benefits”).

(v)           If the termination described under this Section 4(a) occurs at or within twenty-four (24) months following a Change in Control (including, for the avoidance of doubt, a termination pursuant to Section 3(f)), (A) the multiplier under Section 4(a)(ii)(A) shall be 3, (B) the Annual Bonus component of severance shall be the greatest of (x) the highest Annual Bonus during the two fiscal years prior to the occurrence of such Change in Control, (y) the Average Annual Bonus, or (z) the Target Annual Bonus and severance shall be paid in a single lump sum within thirty (30) days after the Date of Termination and (C) all unvested LTIP Awards shall fully vest, with performance vesting LTIP awards vesting at target performance.

Notwithstanding the foregoing provisions of Section 4(a), in the event that the Executive is a “specified employee” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and with such classification to be determined in accordance with the methodology established by the Employer) (a “Specified Employee”), amounts and benefits (other than the Accrued Obligations) that are deferred compensation (within the meaning of Section 409A of the Code) that would otherwise be payable or provided under Section 4(a) during the six (6) month period immediately following the Date of Termination shall instead be paid on the first business day after the date that is six (6) months following the Date of Termination (the “409A Payment Date”).

(b)             Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Amended and Restated Agreement shall terminate on the date of death without further obligations to the Executive’s legal representatives under this Amended and Restated Agreement, other than (i) payment of Accrued Obligations; (ii) a pro rata Annual Bonus for the fiscal year in which the Date of Termination occurs based on the number of days elapsed during the fiscal year through the Date of Termination and the Employer’s performance for the fiscal year in which the Date of Termination occurs (“Pro Rata Bonus”), payable at the same time as annual bonuses are paid to officers generally; (iii) the LTIP Vesting; and (iv) the Other Benefits. Any transfer restrictions and lock-ups on the Executive’s securities of the Employer or its affiliates shall expire immediately upon the Date of Termination by reason of death or non-renewal by the Employer. The Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(b) shall include death benefits to which the Executive is entitled as in effect on the date of the Executive’s death.

(c)             Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Amended and Restated Agreement shall terminate without further obligations to Executive other than that the Employer shall provide the Executive with (i) the Accrued Obligations, (ii) the Pro Rata Bonus, payable in a lump sum at the same time as annual bonuses are paid to officers generally, (iii) the LTIP Vesting, and (iv) the Other Benefits. Provided the Executive is no longer a member of the Board, any transfer restrictions and lock-ups on the Executive’s securities of the Employer or its affiliates shall expire immediately upon the Date of Termination by reason of Disability. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination. The term “Other Benefits” as utilized in this Section 4(c) shall include disability benefits to which the Executive is entitled as in effect on the Disability Effective Date.

(d)             Retirement. If the Executive’s employment shall be terminated due to Retirement, this Amended and Restated Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligation, (ii) the Pro Rata Bonus, payable in a lump sum at the same time as annual bonuses are paid to officers generally; and (iii) the Other Benefits. Provided the Executive is no longer a member of the Board, any transfer restrictions and lock-ups on the Executive’s securities of the Employer or its affiliates shall expire immediately upon the Date of Termination by reason of Retirement.

(e)             Cause; By the Executive other than for Good Reason. If the Executive’s employment shall be terminated for Cause or the Executive’s employment shall be terminated by the Executive other than for Good Reason (and other than pursuant to Section 3(f)) during the Employment Period, this Amended and Restated Agreement shall terminate without further obligations to the Executive other than the obligation to provide the Executive with (i) the Accrued Obligations and (ii) the Other Benefits; provided, however, that if the Executive’s employment shall be terminated for Cause, the term “Accrued Obligations” shall not be deemed to include the Executive’s Annual Bonus for the fiscal year immediately preceding the fiscal year in which the Date of Termination occurs. The Accrued Obligations shall be paid to the Executive in a lump sum in cash within thirty (30) days of the Date of Termination.

5.              No Mitigation; Mutual Cooperation.

(a)             The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Amended and Restated Agreement.

(b)           The Executive agrees that in the event his employment terminates for any reason, he shall, to the extent reasonably requested in writing thereafter (and subject to the Executive’s professional schedule), cooperate with and serve in a capacity reasonably requested by the Employer in any investigation and/or threatened or pending litigation (now or in the future) in which the Employer is a party, and regarding which the Executive, by virtue of his employment with the Employer, has knowledge or information relevant to said investigation or litigation, including but not limited to (i) meeting with representatives of the Employer to prepare for testimony and to provide truthful information regarding his knowledge and (ii) providing, in any jurisdiction in which the Employer reasonably requests, truthful information or testimony relevant to the investigation or litigation. The Employer agrees to pay the Executive reasonable compensation at a per diem rate equal to the daily equivalent of the Executive’s Base Salary and reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

(c)            The Employer agrees that notwithstanding any termination of this Amended and Restated Agreement, it (i) will continue to provide the Executive with tax reporting forms to enable the Executive to timely file applicable tax returns relating to his employment, and (ii) for a period of six years after the termination of Executive's employment hereunder, the Employer will provide the Executive with reasonable access to files and other information that is needed by the Executive in connection with an action, claim, investigation, audit, or similar proceeding conducted by a governmental authority or involving third party litigation against the Executive relating to the Executive’s business activities on behalf of the Employer and its affiliates prior to the Initial Effective Date (a "Pre-Effective Date Action"); provided, however, that the Employer shall have no obligation to provide Executive with such access or information pursuant to clause (ii) with regard to any matter as to which the Employer reasonably determines that its interests are adverse to those of Executive and; provided further, however, that the Employer shall have no obligation to provide Executive with such access or information pursuant to clause (ii) if the Employer determines, in its reasonable judgment that doing so would violate applicable law or a contract or obligation of confidentiality owing to a third party or jeopardize the protection of the attorney client privilege. Executive agrees that, as a condition to receiving such access or information, Executive will, if requested by Employer, enter into a customary confidentiality agreement with Employer with respect to any information provided by Executive pursuant to clause (ii) and will only use such information to defend Executive in the Pre-Effective Date Action and not for any other purpose unrelated to the defense of Executive in the Pre-Effective Date Action.

6.             Mediation and Arbitration. Except only as otherwise provided in Section 7(h), each and every dispute, controversy and contested factual and legal determination arising under or in connection with this Amended and Restated Agreement or the Executive’s employment shall be committed to and be resolved exclusively through the arbitration process, in an arbitration proceeding, conducted by a single arbitrator sitting in Chicago, Illinois, in accordance with the Employment Rules of the American Arbitration Association (the “AAA”) then in effect. Each party shall bear the costs of its own counsel, experts and other representatives. Judgment may be entered on the arbitrator’s award in any court having jurisdiction, including, if applicable, entry of a permanent injunction under such Section 7(h) of this Amended and Restated Agreement. Nothing contained in this Section 6 shall constrain any party’s right to petition a court of competent jurisdiction for injunctive or interlocutory relief pending the outcome of arbitration of any dispute or controversy arising under this Amended and Restated Agreement.

7.              Restrictive Covenants.

(a)            Confidential Information. During the Employment Period and thereafter, the Executive shall not use for the Executive’s own purposes or for the benefit of any person other than the Employer, and shall keep secret and retain in the strictest confidence, any secret or confidential information, knowledge or data relating to the Employer or any affiliated Employer, and their respective businesses, including without limitation, any data, information, ideas, knowledge and papers pertaining to the customers, prospective customers, prospective products or business methods of the Employer, including without limitation the business methods, plans and procedures of the Employer, that shall have been obtained by the Executive during the Executive’s employment by the Employer or any of its affiliated companies. After termination of the Executive’s employment, the Executive shall not use, communicate or divulge any such information, knowledge or data. In addition, anything herein to the contrary notwithstanding, the provisions of this Section 7 shall not apply to information (i) which becomes publicly known other than by an unauthorized act of the Executive or other individual, entity or other person, (ii) required to be disclosed by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction to order the Executive to disclose or make accessible any such information, or (iii) disclosed to counsel or a tribunal in the context of any litigation, arbitration or mediation involving this Amended and Restated Agreement, including, but not limited to, the enforcement of this Amended and Restated Agreement. Notwithstanding the foregoing, it shall not be a violation of this Section 7(a) or any other provision of this Amended and Restated Agreement for the Executive to disclose the Employer's track record prior to the Closing Date in connection with his future business endeavors.

(b)            Non-Competition. The Executive agrees that as an essential inducement for and in consideration of this Amended and Restated Agreement and the Employer’s agreement to make the payment of the amounts described in Sections 2(b) hereof, for a period of one (1) year after the Date of Termination (six (6) months following the Date of Termination if the Date of Termination is subsequent to the Closing Date) (the “Restrictive Period”), he will not directly or indirectly in any manner compete with the business of the Employer or any of its affiliated companies by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to (i) the companies listed on Exhibit C (a “Peer Group Member”) or (ii) any other person, firm, partnership, corporation, trust or other entity (including, but not limited to, Peer Group Members), public or private, which, is in the business of acquiring, holding, managing, leasing, disposing or financing lodging properties and lodging-related real properties and debt investments related to lodging properties; provided, however, that the restrictions set forth in this Section 7(b) shall not apply to the ownership of 2% or less of the stock of a publicly-traded entity.

(c)            Investment Opportunities. In addition, during the Restrictive Period, the Executive shall not act as a principal, investor or broker/intermediary, or serve as an employee, officer, advisor or consultant, to any person or entity, public or private, in connection with or concerning any investment opportunity of the Employer or its affiliated companies.

(d)            Non-solicitation of Employees. In addition to the covenants set forth above, and notwithstanding anything to the contrary set forth in this Amended and Restated Agreement, the Executive hereby agrees, except with the express prior written consent of the Employer (which may be given or withheld in the Employer’s sole discretion), for a period of one (1) year following the Date of Termination (six (6) months following the Date of Termination if the Date of Termination is subsequent to the Closing Date), not to directly or indirectly solicit or induce any employee of the Employer (other than, subsequent to the Closing Date, Brendan Medzigian) to terminate his or her employment with Employer; provided that the placement of general advertisements that are not specifically targeted toward employees of the Employer will not be deemed a breach of this Section 7(d).

(e)            Non-Disparagement. Except as required by law or legal process, the Executive agrees not to make any disparaging or defamatory comments about the Employer including the Employer’s business, its directors, officers, employees, parents, subsidiaries, partners, affiliates, operating divisions, representatives or agents, or any of them, whether written, oral or electronic. In particular, the Executive agrees, except as required by law or legal process, to make no public statements including, but not limited to, press releases, statements to journalists, employees, prospective employers, interviews, editorials, commentaries or speeches, relating to the Employer’s business. In addition to the confidentiality requirements set forth in this Amended and Restated Agreement and those imposed by law, the Executive further agrees, except as required by law or legal process, not to provide any third party, directly or indirectly, with any documents, papers, recordings, e-mail, internet postings, or other written or recorded communications referring or relating to the Employer’s business, with the intention of supporting, directly or indirectly, any disparaging or defamatory statement, whether written or oral. Except as required by law or legal process, the Employer agrees that it shall cause its directors and officers not to make any disparaging, negative or defamatory comments, whether written or oral or electronic, about the Executive, including the Executive’s character, personality, or business acumen or reputation. Nothing in this Section 7(e) shall prohibit the Executive or limit the Executive’s right to communicate with a federal, state or local government agency as provided for, protected under or warranted by applicable law.

(f)            Return of Employer Property/Passwords. The Executive hereby expressly covenants and agrees that following termination of the Executive’s employment with the Employer for any reason or at any time upon the Employer’s request, the Executive will promptly return to the Employer all property of the Employer in his possession or control (whether maintained at his office, home or elsewhere), including, without limitation, all Employer passwords, credit cards, keys, beepers, laptop computers, cell phones and all copies of all management studies, business or strategic plans, budgets, notebooks and other printed, typed or written materials, documents, diaries, calendars and data of or relating to the Employer or its personnel or affairs. Anything to the contrary notwithstanding, nothing in this Section 7(f) shall prevent the Executive from retaining papers and other materials of a personal nature, including personal diaries, copies of calendars and Rolodexes and information relating to the Executive’s compensation or relating to reimbursement of expenses, and information that the Executive reasonably believes may be needed for tax, regulatory, or legal purposes. The Employer acknowledges that from and after the Executive's termination of employment he shall have access to the property set forth on Exhibit D as such exists on the date hereof and the Executive's use of such property shall not constitute a breach of Section 7(a) hereof; it being understood however, that any such use is subject in all respects to the restrictions set forth in Sections 7(b) and 7(c) hereof.

(g)            Executive Covenants Generally.

(i)            The Executive’s covenants as set forth in this Section 7 are from time to time referred to herein as the “Executive Covenants.” If any of the Executive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Executive Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Executive Covenants shall not be affected thereby.

(ii)           The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Employer and its controlled affiliates, but the Executive nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Employer and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living. The Executive has carefully considered the nature and extent of the restrictions place upon him by this Section 7, and hereby acknowledges and agrees that the same are reasonable in time and territory and do not confer a benefit upon the Employer disproportionate to the detriment of the Executive.

(h)            Enforcement. Because the Executive’s services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Section 7. Therefore, in the event of a breach or threatened breach of this Section 7, the Employer or its respective successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction for specific performance and/or injunctive relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(i)            Interpretation. For purposes of this Section 7, references to “the Employer” shall mean the Employer as hereinbefore defined and any of the controlled affiliated companies of the Employer.

8.              Section 280G.

(a)            Notwithstanding any other provision of this Amended and Restated Agreement to the contrary, but subject to Section 8(b) below, if any payments or benefits Executive would receive from the Employer pursuant to this Amended and Restated Agreement or otherwise (collectively, the “Payments”) would, either separately or in the aggregate, (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (such excise tax, the “Excise Tax”), then the Payments will be adjusted to equal the Reduced Amount. The “Reduced Amount” will be either (1) the entire amount of the Payments, or (2) an amount equal to the largest portion of the Payments that would result in no portion of any of the Payments (after reduction) being subject to the Excise Tax, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in the Executive’s receipt, on an after-tax basis, of the greatest amount of the Payments. If a reduction in the Payments is to be made so that the amount of the Payments equals the Reduced Amount, the Payments will be paid only to the extent permitted under the Reduced Amount alternative; provided, that in the event the Reduced Amount is paid, the Payments shall be reduced in a manner that maximizes Executive’s economic position. In applying these principles, any reduction or elimination of the Payments shall be made in a manner consistent with the requirements of Section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.

(b)            Notwithstanding the foregoing, in the event there is a Change in Control pursuant to the Merger Agreement and it shall be determined that any Payment would be subject to the Excise Tax, then the Executive shall be entitled to receive an additional payment (not to exceed $3,000,000 (the “Cap”)) (the "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (excluding any interest or penalties imposed with respect to such taxes that do not arise solely due to the Company’s failure to properly report or withhold with respect to such Payments in accordance with applicable law or to timely pay any Gross-Up in accordance with this Agreement, but including interest and penalties imposed with respect to such taxes that arise solely due to the Company’s failure to properly and timely report or withhold with respect to such Payments in accordance with applicable law or to timely pay any Gross-Up in accordance with this Agreement (the “Covered Interest and Penalties”)), including, without limitation, any income taxes (including any Covered Interest and Penalties) and Excise Tax imposed upon the Payment and the Gross-Up Payment, the net amount of the Payment and Gross-Up Payment that is retained by the Executive is equal to the net after-tax amount that the Executive would have retained had the Payment been made and no Excise Tax or Covered Interest and Penalties applied. Furthermore, the Cap shall not apply to reduce any Gross-Up Payment in respect of Covered Interest and Penalties.

(i)            Subject to the provisions of Section 8(b)(ii), all determinations required to be made under this Section 8(b), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by Ernst & Young, which shall provide detailed supporting calculations both to the Employer and the Executive within five (5) business days of the receipt of any notices from the Executive or the Employer that there will be or has been a Payment or such earlier time as is requested by the Executive or the Employer. All fees and expenses of Ernst & Young shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Section 8(b), shall be paid by the Employer to the Executive within five (5) days of the receipt of Ernst & Young's determination. Except to the extent alleged otherwise by the Internal Revenue Service or other taxing authority, any determination by Ernst & Young shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by Ernst & Young hereunder, it is possible that Gross-Up Payments that will not have been made by the Employer should have been made (the "Underpayment"), consistent with the calculations required to be made hereunder. In the event the Employer exhausts its remedies pursuant to Section 8(b)(ii) and the Executive is thereafter required to make a payment of any Excise Tax, Ernst & Young shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit the Executive, such that, after payment of such Underpayment the Executive will be left in the net after-tax position described in the first paragraph of this Section 8(b). Further, it is possible that Gross-Up Payments that will have been made by the Employer should not have been made (the "Overpayment"), consistent with the calculations required to be made hereunder. In the event of an Overpayment, Ernst & Young shall determine the amount of the Overpayment that has occurred and any such Overpayment shall be promptly paid by the Executive to the Employer, such that, after payment of such Overpayment the Executive will be left in the net after-tax position described in the first paragraph of this Section 8(b), but not in a better net after-tax position than if such Overpayment had not been made.

(ii)            The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Employer of the Gross-Up Payment or an additional amount of a Gross-up Payment in order to leave the Executive in the net after-tax position described in the first paragraph of this Section 8(b), or any notice or determination that an Overpayment has been made. Such notification shall be given as soon as practicable but no later than thirty (30) days after the Executive is informed in writing of such claim or notice and shall apprise the Employer of the nature of such claim or notice and the date on which such claim is requested to be paid or on which such Overpayment is to be refunded to the Executive. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that the Employer desires in good faith to contest such claim, the Executive shall:

(A)             give the Employer any information reasonably requested by the Employer relating to such claim,

(B)              take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer,

(C)              cooperate with the Employer in good faith in order effectively to contest such claim, and

(D)              permit the Employer to participate in any proceedings relating to such claim;

provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional Covered Interest and Penalties) incurred in connection with such contest, and shall indemnify the Executive and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including Covered Interest and Penalties with respect thereto) imposed as a result of such claim, representation and payment of costs and expenses (subject to the Cap). Without limitation on the foregoing provisions of this Section 8(b)(ii), and except as provided below, the Employer may, at its sole cost, control all proceedings taken in connection with such contest, and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine; provided, however, that, if the Employer directs the Executive to pay such claim and sue for a refund, the Employer shall advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including Covered Interest or Penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance (subject to the Cap); and provided, further, that any extension of the statute of limitations relating to payment of taxes for the Executive's taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, (i) the Employer will keep the Executive regularly apprised of the status of any contest or proceeding that it controls pursuant to this Section 8(b)(ii) and will discuss with the Executive any disagreement that he may have regarding the course or strategy of any such contest or proceeding, and (ii) if applicable, the Employer's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder (including, without limitation, a claim, representation or proceeding where the Cap may be reached or exceeded), and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority (and the Employer and the Executive agree to work together in good faith to jointly control any such claim, representation, or proceeding).

(iii)          If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 8(b)(ii), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer's complying with the requirements of Section 8(b)(ii)) promptly pay to the Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Employer pursuant to Section 8(b)(ii), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Employer does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then (subject to the Employer's complying with the requirements of Section 8(b)(ii)) such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(iv)          Notwithstanding the foregoing, in the event the Employer shall determine that any information (including any "base amount" information) provided by the Executive or on behalf of the Executive which is set forth in the "Watermark 280G Calculations Excel" (the "Section 280G Analysis") attached hereto as Exhibit E was misrepresented, and the Executive knew or should have known, after reasonable inquiry, of such misrepresentation, then (x) the Employer shall not be obligated to make a Gross-Up Payment in excess of an amount necessary to gross up the Section 4999 excise tax determined in the Section 280G Analysis as the "Worst Case" and (y) no Gross-Up Payment (or portion thereof) shall be made if the Gross-Up Payment (or such portion thereof) would leave the Executive in a worse net after-tax position (taking into account income, employment and Excise Taxes on the Payments and the Gross-Up Payment) than the Executive would have been if the Gross-Up Payment (or portion thereof) had not been paid.

(v)            Any payment due to the Executive (or paid on the Executive’s behalf) pursuant to this Section 8(b) shall be paid on or prior to the date the applicable Excise Tax is due to the Internal Revenue Service or other taxing authority. Without limiting the foregoing, in order to ensure compliance with Section 409A of the Code, any payment due to the Executive (or paid on the Executive’s behalf) pursuant to this Section 8(b) shall, shall be paid within the timeframe described in Treas. Reg. Section 1.409A-3(i)(1)(v).

9.              Successors.

(a)            This Amended and Restated Agreement is personal to the Executive and without the prior written consent of the Employer shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Amended and Restated Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)            This Amended and Restated Agreement shall inure to the benefit of and be binding upon the Employer and its successors and assigns. This Amended and Restated Agreement supersedes in its entirety the Prior Employment Agreement.

(c)            The Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to assume expressly and agree to perform this Amended and Restated Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. As used in this Amended and Restated Agreement, “Employer” shall mean the Employer as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Amended and Restated Agreement by operation of law or otherwise. As used in this Amended and Restated Agreement, the term “affiliated companies” shall include any company controlled by, controlling or under common control with the Employer. To the extent the Employer’s successor is an entity that is not governed by a board of directors, from and after the date of such succession, any reference in this Amended and Restated Agreement to the “Board,” shall be deemed to be a reference to the governing body of such successor.

10.            Miscellaneous.

(a)            This Amended and Restated Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws. The captions of this Amended and Restated Agreement are not part of the provisions hereof and shall have no force or effect. This Amended and Restated Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. From and after the Effective Date, this Amended and Restated Agreement shall supersede and replace any other agreement between the parties with respect to the subject matter hereof in effect immediately prior to the execution of this Amended and Restated Agreement.

(b)            All notices and other communications hereunder shall be in writing and shall be given to the other party by hand delivery or overnight courier or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	At the most recent address on file at the Employer.

With copies to:	Vedder Price P.C. 222 North LaSalle Street, Suite 2400 Chicago, Illinois 60601

Attention: Michael A. Nemeroff Daniel B. Lange

If to the Employer:	Watermark Lodging Trust, Inc.
150 North Riverside Plaza, Suite 4200
Chicago, IL 60606

Attention: Chairman of the Board of Directors and General Counsel

With copies to:	Clifford Chance US LLP
31 West 52nd Street
New York, NY 10019
Attention: Howard B. Adler Kathleen Werner

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)              The invalidity or unenforceability of any provision of this Amended and Restated Agreement shall not affect the validity or enforceability of any other provision of this Amended and Restated Agreement.

(d)              The Employer may withhold from any amounts payable under this Amended and Restated Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)              The Executive’s or the Employer’s failure to insist upon strict compliance with any provision of this Amended and Restated Agreement or the failure to assert any right the Executive or the Employer may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Amended and Restated Agreement.

(f)              Any provision of this Amended and Restated Agreement that by its terms continues after the expiration of the Employment Period or the termination of the Executive’s employment shall survive in accordance with its terms.

(g)              The Amended and Restated Agreement is intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment under this Amended and Restated Agreement shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Amended and Restated Agreement. If the Executive dies following the Date of Termination and prior to the payment of the any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive’s estate within thirty (30) days after the date of the Executive’s death. All reimbursements and in-kind benefits provided under this Amended and Restated Agreement that constitute deferred compensation within the meaning of Section 409A shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Employer under this Amended and Restated Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; provided that the Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits and the Employer is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Employer is obligated to pay or provide in any other calendar year; and (iii) the Executive’s right to have the Employer pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(h)              The Executive represents that as of the date hereof, no existing covenant or other obligation restricts the Executive’s obligation to enter into this Amended and Restated Agreement with the Employer and to perform his duties hereunder.

11.           True-Up; Recoupment.

(a)              In the event of a material inaccuracy in the Employer’s statements of earnings, gains or other criteria that increases previously reported net income or decreases previously reported net loss, the Employer shall pay to the Executive additional incentive compensation to put him in the same position as if no such inaccuracy had occurred.

(b)              In the event of a material inaccuracy in the Employer’s statements of earnings, gains or other criteria that reduces previously reported net income or increases previously reported net loss, the Employer shall have the right to take appropriate action to recoup from the Executive any portion of any incentive compensation received by the Executive the grant of which was tied to the achievement of one or more specific earnings targets (e.g., revenue, gain on sale, equity in earnings in unconsolidated communities, G&A expense, operating income, net income, etc.), with respect to the period for which such financial statements are materially inaccurate, regardless of whether the Executive engaged in any misconduct or was at fault or responsible in any way for causing the material inaccuracy, if, as a result of such material inaccuracy, the Executive otherwise would not have received such incentive compensation (or portion thereof). In the event the Employer is entitled to, and seeks, recoupment under this Section 11, the Executive shall promptly reimburse the after-tax portion (taking into account all federal, state, and local taxes, and all available deductions in respect of such reimbursement) of such incentive compensation which the Employer is entitled to recoup hereunder. In the event the Executive fails to make prompt reimbursement of any such incentive compensation which the Employer is entitled to recoup and as to which the Employer seeks recoupment hereunder, the Executive acknowledges and agrees that the Employer shall have the right to (i) deduct the amount to be reimbursed hereunder from the compensation or other payments due to the Executive from the Employer or (ii) to take any other appropriate action to recoup such payments.

(c)              The Employer must seek recoupment of any such payments from the Executive within six (6) months of the Board’s actual knowledge of the material financial statement inaccuracy which forms the basis for such recoupment pursuant to Section 11(b).

(d)              The rights contained in this Section 11 shall be in addition to, and shall not limit, any other rights or remedies that the Employer, as applicable, may have under law or in equity, including, without limitation, any rights the Employer may have under any other Employer recoupment policy or other agreement or arrangement with the Executive.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to the authorization from its Board, the Employer, respectively, have caused these presents to be executed in their name on their behalf, all as of the day and year first above written.

MICHAEL G. MEDZIGIAN

/s/ Michael G. Medzigian

WATERMARK LODGING TRUST, INC.

By:	/s/ Paul J. Huff
Name: Paul J. Huff
Title: SVP & Chief Legal Officer

[Employment Agreement]

EXHIBIT A

Initial Long Term Incentive Agreement

Exhibit A – Page 1

EXHIBIT B

This General Release of all Claims (this “Agreement”) is entered into on ___, ____20__ by Michael G. Medzigian (the “Executive”) in consideration of the promises set forth in the Amended and Restated Employment Agreement between the Executive and Watermark Lodging Trust, Inc. (the “Employer”), executed on June ___, 2022 (the “Employment Agreement”). The Executive agrees as follows:

1.              General Release and Waiver of Claims.

(a)              Release. In consideration of the payments and benefits provided to the Executive under the Employment Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Employer and its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character arising prior to the date hereof (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of the Executive’s employment relationship with and service as an employee, officer or director of Employer, and the termination of such relationship or service; provided, however, that notwithstanding anything else herein to the contrary, this Agreement shall not affect: the obligations of the Employer, and/or the Executive set forth in the Employment Agreement; and any indemnification or similar rights the Executive has as a current or former officer or director of the Employer, including, without limitation, any and all rights thereto referenced in the Employment Agreement, and/or the Employer’s bylaws and other governance documents.

(b)              Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Employment Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Employer in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Employer a written notice of his revocation of the release and waiver contained in this paragraph.

Exhibit B – Page 1

(c)              No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement.

2.              Proceedings. Nothing in this Agreement is intended to prevent Executive from filing a charge with, providing information or testimony to, or participating in an investigation, hearing or proceeding with any governmental agency against the Releasees (each, individually, a “Proceeding”); provided, however, that Executive waives the right to receive any damages or other personal relief in any Proceeding relating to or arising from his employment relationship with the Employer, other than with respect to the matters as which the release granted pursuant to Section 1(a) does not apply, brought by Executive or on the Executive’s behalf, or by any third party, including as a member of any class collective action, or as a relator under the False Claims Act (excepting only for claims against Releasees for breaches of this General Release or under the Dodd-Frank Wall Street Reform and Consumer Protection Act) and other than with respect to an amount that may be awarded under a government-administered whistleblower award program.

3.              Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding following his receipt of written notice from the Employer and a failure to cease such participation within 30 days following receipt of such notice, or if he revokes the ADEA release contained in Paragraph 1(b) of this Agreement within the seven day period provided under Paragraph 1(b), the Employer may, in addition to any other remedies it may have, reclaim any amounts paid to him under the termination provisions of the Employment Agreement (including for this purpose stock or proceeds from the sale of stock delivered upon the vesting of any equity-based compensation award, to the extent the vesting of such award accelerated on account of the Executive’s termination of employment) or terminate any benefits or payments that are subsequently due under the Employment Agreement, without waiving the release granted herein.

The Executive understands that by entering into this Agreement he will be limiting the availability of certain remedies that he may have against the Employer and limiting also his ability to pursue certain claims against the Employer.

4.              Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

5.              Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Employer.

6.              Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Illinois applicable to contracts executed in and to be performed in that State.

7.              Notices. All notices or communications hereunder shall be in writing, addressed as provided in Section 10(b) of the Employment Agreement.

Exhibit B – Page 2

THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the Executive has executed this Agreement on the date first set forth below.

MICHAEL G. MEDZIGIAN

Date of Execution:

Exhibit B – Page 3

EXHIBIT C

Peer Group Companies

[***]

Exhibit C – Page 1

EXHIBIT D

WATERMARK capital INTELLECTUAL PROPERTY
(aS OF THE INITIAL Effective dATE)

[***]

Exhibit D – Page 1

EXHIBIT E

Watermark 280G Calculations Excel

[***]

Exhibit E – Page 1